Exhibit 10.3

ROCKWELL COLLINS, INC.

$200,000,000

364-DAY
CREDIT AGREEMENT

dated as of September 24, 2013,

JPMORGAN CHASE BANK, N.A.,
Administrative Agent

CITIBANK, N.A.,
Syndication Agent

BANK OF AMERICA, N.A.
CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK
MIZUHO BANK (USA)
THE BANK OF NEW YORK MELLON
U.S. BANK NATIONAL ASSOCIATION
WELLS FARGO BANK, N.A.
Co-Documentation Agents

The Banks Listed Herein

CITIGROUP GLOBAL MARKETS INC.,
J.P. MORGAN SECURITIES LLC,
Joint Lead Arrangers and Bookrunners

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ii

ARTICLE 8
Change in Circumstances

Section 8.01.	Basis for Determining Interest Rate Inadequate or Unfair	34
Section 8.02	Illegality	34
Section 8.03.	Increased Cost and Reduced Return	34
Section 8.04.	Taxes	35
Section 8.05.	Base Rate Loans Substituted for Affected Fixed Rate Loans	38
Section 8.06.	Mitigation Obligations; Replacement of Banks	38

ARTICLE 9
Miscellaneous

Section 9.01.	Notices	39
Section 9.02.	No Waivers	39
Section 9.03.	Expenses; Indemnification	39
Section 9.04.	Sharing of Set-offs	40
Section 9.05.	Amendments and Waivers	40
Section 9.06.	Successors and Assigns	41
Section 9.07.	Designated Banks	42
Section 9.08.	Collateral	43
Section 9.09.	Governing Law; Submission to Jurisdiction	43
Section 9.10.	Counterparts; Integration	44
Section 9.11.	Waiver of Jury Trial	44
Section 9.12.	Confidentiality	44
Section 9.13.	USA Patriot Act	44
Section 9.14.	No Fiduciary Relationship	45

Schedule 1.01	Commitment Schedule
Schedule 2.01	Pricing Schedule

Exhibit A	Form of Note
Exhibit B	Form of Competitive Bid Quote Request
Exhibit C	Form of Invitation for Competitive Bid Quotes
Exhibit D	Form of Competitive Bid Quote
Exhibit E	[Reserved]
Exhibit F	[Reserved]
Exhibit G	Form of Assignment and Assumption Agreement
Exhibit H	Form of Designation Agreement

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364-DAY
CREDIT AGREEMENT

     364-DAY CREDIT AGREEMENT dated as of September 24, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) among ROCKWELL COLLINS, INC., the BANKS listed on the signature pages hereof and JPMORGAN CHASE BANK, N.A., as Agent.

     The parties hereto agree as follows:

ARTICLE 1
Definitions

     Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

     “Absolute Rate Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Absolute Rates pursuant to Section 2.03.

     “Acquired Entity” means Radio Holdings, Inc., a Delaware corporation.

     “Acquisition” means the acquisition by the Company of the Acquired Entity, made pursuant to the Acquisition Agreement.

     “Acquisition Agreement” means the Agreement and Plan of Merger dated as of the Acquisition Agreement Date, by and among the Company, Merger Sub, the Acquired Entity and TC Group IV Managing GP, L.L.C, a Delaware limited liability company.

     “Acquisition Agreement Date” means August 10, 2013.

     “Acquisition Closing Date” means the date of the closing of the Acquisition; provided that the Acquisition Closing Date shall occur on or prior to May 10, 2014.

     “Acquisition Termination Date” means the earlier to occur (a) the Termination Date (as defined in the Acquisition Agreement as so in effect as of the Effective Date); provided that if the Termination Date shall have been extended to a later date as provided in Section 10.01(b)(ii) of the Acquisition Agreement (as so in effect as of the Effective Date), such later date (but in any event not later than May 10, 2014) and (b) the date on which (i) the Acquisition Agreement is terminated or expires or (ii) a public announcement is made by the Company of its intention not to proceed with the Acquisition.

     “Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to the Company) duly completed by such Bank.

     “Affected Bank” shall mean any Bank whose credit ratings from Moody’s and S&P fall below Baa3 and BBB-, respectively, but only if the Company notifies the Agent of Company’s designation of such Bank as an “Affected Bank” hereunder.

     “Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

     “Agent and Bank Parties” has the meaning set forth in Section 9.14.

     “Agent Resignation Event” means (a) the occurrence and continuance of an Event of Default or (b) the Company ceasing to maintain an investment grade rating from each of Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and Moody’s Investors Service, Inc. (or, in either case, any successor thereto).

     “Agreement” has the meaning set forth in the preamble.

     “Applicable Lending Office” means, with respect to any Bank, (a) in the case of its Base Rate Loans, its Domestic Lending Office; (b) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and (c) in the case of its Competitive Bid Loans, its Competitive Bid Lending Office.

     “Applicable Percentage” means, with respect to any Bank, the percentage of the total Commitments represented by such Bank’s Commitment, as the same may be adjusted from time to time pursuant to Section 2.20. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Bank’s status as a Defaulting Bank at the time of determination.

     “Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an affiliate of a Bank or (c) an entity or an affiliate of an entity that administers or manages a Bank.

     “Arrangers” means Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, in their capacities as joint lead arrangers and bookrunners.

     “Assignee” has the meaning set forth in Section 9.06(c).

     “Bank” means each bank or other institution listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.06(c) and their respective successors.

     “Bank Appointment Period” has the meaning set forth in Section 7.08.

     “Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided further that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

     “Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate for such day, (b) the sum of 1/2 of 1% plus the Federal Funds Rate for such day and (c) the sum of 1% plus the rate of deposits in Dollars with a one-month maturity appearing on the Screen at approximately 11:00 a.m., (London time), on such day (or if such day is not a Euro-Dollar Business Day, on the immediately preceding Euro-Dollar Business Day).

     “Base Rate Loan” means a Committed Loan that bears interest at the Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or Article 8.

     “Base Rate Margin” means a rate per annum determined in accordance with the Pricing Schedule.

     “Borrowing” has the meaning set forth in Section 1.03.

     “Change in Law” means (a) the adoption of any law, rule or regulation after the Change in Law Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority, in each case after the Change in Law Date or (c) compliance by any Bank with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Change in Law Date; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be after the date of this Agreement, regardless of the date enacted, adopted or issued.

     “Change in Law Date” means (a) with respect to any Competitive Bid Loan, the date of the related Competitive Bid Quote and (b) with respect to any other matter, the Effective Date.

     “Closing Date” means the date on which the conditions precedent specified in Section 3.02 are satisfied or waived in accordance with Section 9.05; provided that the Closing Date shall occur on or prior to the Acquisition Termination Date.

     “Commission” means the Securities and Exchange Commission, or any successor to its duties under the Securities Exchange Act of 1934.

     “Commitment” means (a) with respect to each Bank, the amount set forth opposite the name of such Bank on the Commitment Schedule or (b) with respect to any Assignee, the amount of the transferor Bank’s Commitment assigned to such Assignee pursuant to Section 9.06(c), in each case as such amount may be reduced from time to time pursuant to Section 2.10 or changed as a result of an assignment pursuant to Section 9.06(c).

     “Commitment Letter” means the commitment letter dated August 22, 2013, between the Company and the Arrangers.

     “Commitment Schedule” means the Commitment Schedule attached hereto as Schedule 1.01.

     “Committed Loan” means a Loan made by a Bank pursuant to Section 2.01(a); provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Committed Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

     “Company” means Rockwell Collins, Inc., a Delaware corporation and its successors.

     “Competitive Bid Absolute Rate” has the meaning set forth in Section 2.03(d).

     “Competitive Bid Absolute Rate Loan” means a loan made or to be made by a Bank pursuant to an Absolute Rate Auction.

     “Competitive Bid Lending Office” means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Competitive Bid Lending Office by notice to the Company and the Agent; provided that any Bank may from time to time by notice to the Company and the Agent designate separate Competitive Bid Lending Offices for its Competitive Bid LIBOR Loans, on the one hand, and its Competitive Bid Absolute Rate Loans, on the other hand, in which case all references herein to the Competitive Bid Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

     “Competitive Bid LIBOR Loan” means a loan made or to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 8.01(a)).

     “Competitive Bid Loan” means a Competitive Bid LIBOR Loan or a Competitive Bid Absolute Rate Loan.

     “Competitive Bid Margin” has the meaning set forth in Section 2.03(d).

     “Competitive Bid Quote” means an offer by a Bank to make a Competitive Bid Loan in accordance with Section 2.03.

     “Consolidated Debt” means, at any date, the Debt of the Company and its Restricted Subsidiaries, as consolidated and determined as of such date in accordance with GAAP.

     “Consolidated Funded Debt” means, at any date, the Funded Debt of the Company and its Restricted Subsidiaries, as consolidated and determined as of such date in accordance with GAAP.

     “Consolidated Subsidiary” means, as to any Person, at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

     “Debt” of any Person means, at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (f) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (g) all Guarantees by such Person of Debt of another Person (each such Guarantee to constitute Debt in an amount equal to the amount of such other Person’s Debt Guaranteed thereby).

     “Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     “Defaulting Bank” means any Bank that (a) has failed, within two Domestic Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans or (ii) pay over to the Agent or any Bank any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Agent and the Company in writing that such failure is the result of such Bank’s reasonable determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or the Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with all or any portion of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s reasonable determination that a condition precedent (specifically identified and including the particular default, if any) to funding under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit or (c) has failed, within three Domestic Business Days after written request by the Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations to fund Loans under this Agreement; provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon the Agent’s receipt of such certification in form and substance reasonably satisfactory to it or (d) has become the subject of a Bankruptcy Event or has a Parent that has become the subject of a Bankruptcy Event.

     “Designated Bank” means, with respect to any Designating Bank, an Eligible Designee designated by it pursuant to Section 9.07(a) as a Designated Bank for purposes of this Agreement.

     “Designated Bank Register” has the meaning set forth in Section 9.07(c).

     “Designating Bank” means, with respect to each Designated Bank, the Bank that designated such Designated Bank pursuant to Section 9.07(a).

     “Designation Agreement” has the meaning set forth in Section 9.07(a).

     “Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

     “Domestic Lending Office” means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Company and the Agent.

     “Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01.

     “Eligible Designee” means a special purpose corporation that (a) is organized under the laws of the United States or any state thereof, (b) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (c) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s.

     “Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including (without limitation) ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

     “Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

     “Euro-Dollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Company and the Agent.

     “Euro-Dollar Loan” means a Committed Loan that bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election.

     “Euro-Dollar Margin” means a rate per annum determined in accordance with the Pricing Schedule.

     “Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.07(b) on the basis of the London Interbank Offered Rate.

     “Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding $5,000,000,000 in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

     “Events of Default” has the meaning set forth in Section 6.01.

     “Excluded Taxes” means (a) in the case of each Bank and the Agent, Taxes imposed on or measured by its income, and franchise or similar Taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Agent (as the case may be) is organized or in which its principal executive office is located or any political subdivision thereof or by any State, possession or territory of the United States in which such Bank or the Agent (as the case may be) is doing business, (b) in the case of each Bank, Taxes imposed on or measured by its income, and franchise or similar Taxes imposed on it, by the jurisdiction of such Bank’s Applicable Lending Office or any political subdivision thereof, (c) branch profits Tax imposed by the United States, (d) United States withholding Taxes to the extent imposed as a result of a Bank voluntarily designating a successor Applicable Lending Office, which has the effect of causing such Bank to become subject to United States withholding Tax payments in excess of those in effect immediately prior to such designation, (e) Taxes resulting from FATCA, and (f) in the case of each Bank and the Agent, Taxes imposed by any jurisdiction or any political subdivision thereof as a result of a connection between the Bank or the Agent and such jurisdiction or political subdivision (other than a connection resulting solely from executing, delivering or performing its obligations or receiving a payment under, or enforcing, this Agreement).

     “Existing Credit Agreement” means the Five Year Credit Agreement dated as of May 26, 2011 among the Company, the banks parties thereto and JPMorgan Chase Bank, N.A., as agent, as amended and/or restated prior to the Closing Date.

     “Facility Fee Rate” means the facility fee rate set forth in the Pricing Schedule.

     “FATCA” means (a) Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version of the Internal Revenue Code), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to the foregoing and (b) any similar law adopted by any non-U.S. Governmental Authority pursuant to an intergovernmental agreement between such non-U.S. jurisdiction and the United States.

     “Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (a) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day and (b) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to JPMorgan Chase Bank, N.A. on such day on such transactions as determined by the Agent.

     “Fee Letters” means, collectively, (a) the fee letter dated as of August 22, 2013, between the Company and Citigroup Global Markets Inc. and (b) the fee letter dated as of August 22, 2013, between the Company and J.P. Morgan Securities LLC.

     “Fixed Rate Loans” means Euro-Dollar Loans or Competitive Bid Loans (excluding Competitive Bid LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.01(a)) or any combination of the foregoing.

     “Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     “Funded Debt” of any Person means, at any date of computation, all indebtedness for borrowed money of such Person which by its terms matures more than 12 months after such date or which is extendible or renewable at the option of such Person to a time more than 12 months after such date; provided, however, that (a) Funded Debt shall include all obligations in respect of lease rentals which under GAAP appear on a balance sheet of such Person as a liability item other than a current liability, (b) in the case of the Company, Funded Debt shall not include Subordinated Debt and (c) outstanding preferred stock of a Restricted Subsidiary that is not owned by the Company or a Wholly-Owned Restricted Subsidiary shall be deemed to constitute a principal amount of Funded Debt equal to the par value or involuntary liquidation value, whichever amount is higher, of such preferred stock.

     “GAAP” means generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Banks; provided that Total Capitalization shall be determined without giving effect to implementation of Financial Accounting Standards Board Statement No. 158 (or its equivalent in the Accounting Standards Codification or any subsequent codification thereof).

     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     “Group of Loans” means, at any time, a group of Loans consisting of (a) all Committed Loans which are Base Rate Loans at such time or (b) all Euro-Dollar Loans having the same Interest Period at such time; provided that, if a Committed Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

     “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

     “Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives and by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

     “Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document.

     “Indemnitee” has the meaning set forth in Section 9.03(b).

     “Information” has the meaning set forth in Section 9.12.

     “Interest Period” means (a) with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Company may elect in such notice; provided that:

     (i) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day; and

     (ii) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Dollar Business Day of a calendar month;

     (b) with respect to each Competitive Bid LIBOR Borrowing, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such whole number of months thereafter as the Company may elect in accordance with Section 2.03; provided that:

     (i) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day; and

     (ii) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Dollar Business Day of a calendar month;

     (c) with respect to each Competitive Bid Absolute Rate Borrowing, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days thereafter (but not less than 7 days) as the Company may elect in accordance with Section 2.03; provided that any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day;

provided further that no Interest Period applicable to any Loan may end after the Maturity Date.

     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

     “LIBOR Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins based on the London Interbank Offered Rate pursuant to Section 2.03.

     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has substantially the same practical effect as a security interest, in respect of such asset. For purposes hereof, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     “Loan” means a Committed Loan or a Competitive Bid Loan and “Loans” means Committed Loans or Competitive Bid Loans or any combination of the foregoing.

     “Loan Documents” means this Agreement and any Notes issued to any Bank hereunder.

     “London Interbank Offered Rate” means, with respect to any Interest Period, the rate per annum appearing on the Screen at approximately 11:00 a.m. (London time) two Euro-Dollar Business Days before the first day of such Interest Period as the rate per annum for deposits in dollars with a maturity comparable to such Interest Period. If no rate appears on the Screen for the necessary period, then it shall be deemed that reasonable means do not exist for ascertaining the “London Interbank Offered Rate”.

     “Material Debt” means a Single Issue (other than the Notes) of the Company and/or one or more of its Subsidiaries in a principal amount exceeding $50,000,000.

     “Maturity Date” means the Termination Date, unless extended pursuant to Section 2.21, in which case “Maturity Date” shall mean the first anniversary of the Termination Date.

     “Merger Sub” means Avatar Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company.

     “Notes” means promissory notes of the Company, substantially in the form of Exhibit A hereto, evidencing the obligation of the Company to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

     “Notice of Borrowing” means a Notice of Committed Borrowing (as defined in Section 2.02) or a Notice of Competitive Bid Borrowing (as defined in Section 2.03(f)).

     “Notice of Interest Rate Election” has the meaning set forth in Section 2.09.

     “OFAC” has the meaning set forth in Section 4.08.

     “Other Taxes” has the meaning set forth in Section 8.04(b).

     “Parent” means, with respect to any Bank, any Person controlling such Bank.

     “Participant” has the meaning set forth in Section 9.06(b).

     “Participant Register” has the meaning set forth in Section 9.06(b).

     “Patriot Act” means the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001.

     “Person” means an individual, a vessel, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Pricing Schedule” means the Pricing Schedule attached hereto as Schedule 2.01.

     “Prime Rate” means the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time as its Prime Rate.

     “Principal Property” means any real property (including buildings and other improvements) of the Company or any Restricted Subsidiary whether currently owned or hereafter acquired (other than any property hereafter acquired for the control or abatement of atmospheric pollutants or contaminants or water, noise, odor or other pollution, or for purposes of developing a cogeneration facility or a small power production facility as such terms are defined in the Public Utility Regulatory Policies Act of 1978, as amended) which (a) has, at any date of determination, a book value in excess of 5% of Shareowners’ Equity and (b) in the opinion of the board of directors of the Company (or any duly authorized committee thereof) is of material importance to the total business conducted by the Company and its Restricted Subsidiaries as a whole.

     “Quarterly Payment Dates” means each March 31, June 30, September 30 and December 31.

     “Register” has the meaning set forth in Section 9.06(c).

     “Regulation T, U or X” means Regulation T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     “Required Banks” means at any time Banks having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated (including as a result of the extension of the Maturity Date pursuant to Section 2.21), holding more than 50% of the aggregate unpaid principal amount of the Loans, in each case exclusive of Defaulting Banks.

     “Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     “Revolving Credit Period” means the period from and including the Closing Date to but excluding the Termination Date.

     “Sale and Lease-Back Transaction” has the meaning set forth in Section 5.08.

     “Screen” means the interest rates quoted by the British Bankers’ Association (or the successor thereto) for deposits in Dollars as set forth by the Bloomberg Information Service; provided that the Agent may nominate an alternative source of screen rates if such page is replaced by another which displays rates for inter-bank deposits offered by leading banks in London.

     “Secured Debt” means indebtedness for borrowed money of the Company or a Restricted Subsidiary (other than indebtedness owed by a Restricted Subsidiary to the Company, by a Restricted Subsidiary to another Restricted Subsidiary or by the Company to a Restricted Subsidiary), which is secured by (a) a mortgage or other lien on any Principal Property of the Company or a Restricted Subsidiary or (b) a pledge, lien or other security interest on any shares of stock or indebtedness of a Restricted Subsidiary. The amount of Secured Debt at any time outstanding shall be the amount then owing thereon by the Company or a Restricted Subsidiary.

     “Shareowners’ Equity” means, at any date of computation, the aggregate of capital stock, capital surplus and earned surplus, after deducting the cost of shares of capital stock of the Company held in its treasury, of the Company and its Restricted Subsidiaries, as consolidated and determined in accordance with GAAP; provided that any determination of Shareowners’ Equity for purposes of Article 5 shall be made without giving effect to the implementation of Financial Accounting Standards Board Statement No. 158 (or its equivalent in the Accounting Standards Codification or any subsequent codification thereof).

     “Single Issue” means indebtedness for borrowed money arising in a single transaction or a series of related transactions. Indebtedness issued in discrete offerings but governed by a single shelf indenture shall not be aggregated as a Single Issue, but indebtedness owing to multiple lenders under parallel agreements comprising a single private placement and indebtedness arising from multiple takedowns under a single or a series of related commitments from one or more lenders shall be so aggregated.

     “Subordinated Debt” means any unsecured Debt of the Company which: (a) has a final maturity subsequent to the Maturity Date; (b) does not provide for mandatory payment or retirement prior to said date, whether by means of serial maturities or sinking fund or other analogous provisions or plan, fixed or contingent, requiring, or which on the happening of a contingency may require, the payment or retirement of such Debt in amounts which as of any particular time would aggregate more than such portion of the original principal amount thereof as is obtained by multiplying such original principal amount by a fraction the numerator of which shall be the number of months elapsed from the date of creation of such Debt to such time and the denominator of which shall be the number of months from the date of creation thereof to the final maturity thereof; and (c) is expressly made subordinate and junior in right of payment to the Loans and such other Debt of the Company (except other Subordinated Debt) as may be specified in the instruments evidencing the Subordinated Debt or the indenture or other similar instrument under which it is issued (which indenture or other instrument shall be binding on all holders of such Subordinated Debt).

     “Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

     “Syndication Agent” means Citibank, N.A. in its capacity as syndication agent.

     “Taxes” has the meaning set forth in Section 8.04(a).

     “Termination Date” means the date that is 364 days from the Closing Date.

     “Total Capitalization” means, at any date, the sum (without duplication) of (a) Consolidated Debt as of such date and (b) all preferred stock of the Company and its Restricted Subsidiaries and Shareowners’ Equity as of the date of the Company’s most recent financial statements referred to in Section 4.04 or delivered pursuant to Section 5.01.

     “Total Outstanding Amount” means, at any time, the aggregate outstanding principal amount of the Loans (including both Committed Loans and Competitive Bid Loans) determined at such time after giving effect, if one or more Loans are being made at such time, to any substantially concurrent application of the proceeds thereof to repay one or more other Loans plus, without duplication.

     “United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

     “Unrestricted Subsidiary” means (a) any Subsidiary which, in accordance with the provisions of this Agreement, has been designated by the Company as an Unrestricted Subsidiary after the Effective Date, unless and until such Subsidiary shall, in accordance with the provisions of this Agreement, be designated by the Company as a Restricted Subsidiary and (b) any corporation of which any one or more Unrestricted Subsidiaries directly or indirectly own outstanding shares of capital stock having voting power sufficient to elect, under ordinary circumstances (not dependent upon the happening of a contingency), a majority of the directors.

     “Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary all of the outstanding capital stock of which, other than directors’ qualifying shares, and all of the Funded Debt of which, shall at the time be owned by the Company or by one or more Wholly-Owned Restricted Subsidiaries, or by the Company in conjunction with one or more Wholly-Owned Restricted Subsidiaries.

     “Withholding Agent” has the meaning set forth in Section 8.04(a).

     Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.

     Section 1.03. Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Company pursuant to Article 2 on a single date, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans) or by reference to the provisions of Article 2 under which participation therein is determined (i.e., a “Committed Borrowing” is a Borrowing under Section 2.01 in which all Banks participate in proportion to their Commitments, while a “Competitive Bid Borrowing” is a Borrowing under Section 2.03 in which the Bank participants are determined on the basis of their bids in accordance therewith).

     Section 1.04. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in the other Loan Documents), (ii) any reference herein to any person shall be construed to include such person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE 2
The Credits

     Section 2.01. Commitments to Lend. (a) During the Revolving Credit Period each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Company pursuant to this Section 2.01(a) from time to time in amounts such that (i) the aggregate principal amount of Committed Loans by such Bank at any one time outstanding shall not exceed the amount of its Commitment and (ii) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments. Within the foregoing limits, the Company may borrow under this Section 2.01(a), repay, or to the extent permitted by Section 2.12, prepay Loans and reborrow at any time during the Revolving Credit Period under this Section 2.01(a).

     (b) Each Borrowing under this Section 2.01 shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.03(b)) and shall be made from the several Banks ratably in proportion to their respective Commitments.

     Section 2.02. Notice of Committed Borrowing. The Company shall give the Agent notice (a “Notice of Committed Borrowing”) not later than 10:30 A.M. (New York City time) on (x) the date of each Base Rate Borrowing and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

     (a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

     (b) the aggregate amount of such Borrowing,

     (c) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or a Euro-Dollar Rate, and

     (d) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

     Section 2.03. Competitive Bid Borrowings. (a) The Competitive Bid Option. In addition to Committed Borrowings pursuant to Section 2.01, the Company may, as set forth in this Section 2.03, request the Banks during the Revolving Credit Period to make offers to make Competitive Bid Loans to the Company. The Banks may, but shall have no obligation to, make such offers and the Company may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.03.

     (b) Competitive Bid Quote Request. When the Company wishes to request offers to make Competitive Bid Loans under this Section 2.03, it shall transmit to the Agent by telex or facsimile transmission a Competitive Bid Quote Request substantially in the form of Exhibit B hereto so as to be received no later than 10:30 A.M. (New York City time) on (x) the fifth Euro-Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Company and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

     (i) the proposed date of Borrowing, which shall be a Euro-Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction,

     (ii) the aggregate amount of such Borrowing, which shall be $10,000,000 or a larger multiple of $1,000,000,

     (iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

     (iv) whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or a Competitive Bid Absolute Rate.

The Company may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within five Euro-Dollar Business Days (or such other number of days as the Company and the Agent may agree) of any other Competitive Bid Quote Request.

     (c) Invitation for Competitive Bid Quotes. Promptly upon receipt of a Competitive Bid Quote Request, the Agent shall send to the Banks by telex or facsimile transmission an Invitation for Competitive Bid Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Company to each Bank to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section 2.03.

     (d) Submission and Contents of Competitive Bid Quotes. (i) Each Bank may submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this subsection (d) and must be submitted to the Agent by telex or facsimile transmission at its offices specified in or pursuant to Section 9.01 not later than (x) 2:00 P.M. (New York City time) on the fourth Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:30 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Company and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Competitive Bid Quotes submitted by the Agent (or any affiliate of the Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Agent or such affiliate notifies the Company of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Banks, in the case of a LIBOR Auction or (y) 15 minutes prior to the deadline for the other Banks, in the case of an Absolute Rate Auction. Subject to Articles 3 and 6, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Company.

     (ii) Each Competitive Bid Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:

     (A) the proposed date of Borrowing,

     (B) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $5,000,000 or a larger multiple of $1,000,000, (y) may not exceed the principal amount of Competitive Bid Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Bank may be accepted,

     (C) in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the “Competitive Bid Margin”) offered for each such Competitive Bid Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

     (D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the “Competitive Bid Absolute Rate”) offered for each such Competitive Bid Loan, and

     (E) the identity of the quoting Bank.

A Competitive Bid Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Competitive Bid Quotes.

     (iii) Any Competitive Bid Quote shall be disregarded if it:

     (A) is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(ii);

     (B) contains qualifying, conditional or similar language;

     (C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

     (D) arrives after the time set forth in subsection (d)(i).

     (e) Notice to Company. The Agent shall promptly notify the Company of the terms (x) of any Competitive Bid Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Bank with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Agent unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Agent’s notice to the Company shall specify (i) the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request, (ii) the respective principal amounts and Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, so offered and (iii) if applicable, limitations on the aggregate principal amount of Competitive Bid Loans for which offers in any single Competitive Bid Quote may be accepted.

     (f) Acceptance and Notice by Company. Not later than 10:30 A.M. (New York City time) on (x) the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Company and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Company shall notify the Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a “Notice of Competitive Bid Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. A failure by the Company to notify the Agent as aforesaid shall constitute non-acceptance of the offers so notified to it. The Company may accept any Competitive Bid Quote in whole or in part; provided that:

     (i) the aggregate principal amount of each Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Quote Request,

     (ii) the principal amount of each Competitive Bid Borrowing must be $10,000,000 or a larger multiple of $1,000,000,

     (iii) acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be,

     (iv) the Company may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement, and

     (v) immediately after such Competitive Bid Borrowing is made the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments.

     (g) Allocation by Agent. If offers are made by two or more Banks with the same Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Agent among such Banks as nearly as possible (in multiples of $1,000,000, as the Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.

     Section 2.04. Notice to Banks; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Company.

     (b) Not later than 12:00 Noon (New York City time) on the date of each Borrowing, each Bank participating therein shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 9.01. Unless the Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Agent will make the funds so received from the Banks available to the Company at the Agent’s aforesaid address.

     (c) Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing (or, in the case of a Base Rate Borrowing, prior to 12:00 Noon (New York City time) on the date of such Borrowing) that such Bank will not make available to the Agent such Bank’s share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.04 and the Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and the Company severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Agent, at (i) in the case of the Company, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.07 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.

     Section 2.05. Evidence of Debt. (a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

     (b) The entries made in the accounts maintained pursuant to clause (a) of this Section 2.05 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.

     (c) The Company agrees that, upon the request to the Agent by any Bank, the Company will promptly execute and deliver to such Bank a Note.

     Section 2.06. Maturity of Loans. (a) Each Committed Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon) on the Maturity Date.

     (b) Each Competitive Bid Loan shall mature, and the principal amount thereof shall be due and payable (together with accrued interest thereon) on the last day of the Interest Period applicable thereto.

     Section 2.07. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate Margin and the Base Rate for such day. Such interest shall be payable at maturity, quarterly in arrears on each Quarterly Payment Date and, with respect to the principal amount of any Base Rate Loan that is prepaid or converted to a Euro-Dollar Loan, on the date of such prepayment or conversion. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

     (b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

     (c) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to the Interest Period for such Loan (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day).

     (d) Subject to Section 8.01(a), each Competitive Bid LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with Section 2.07(b) as if the related Competitive Bid LIBOR Borrowing were a Committed Euro-Dollar Borrowing) plus (or minus) the Competitive Bid Margin quoted by the Bank making such Loan in accordance with Section 2.03. Each Competitive Bid Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Competitive Bid Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.03. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Competitive Bid Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

     (e) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Company and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

     Section 2.08. Method of Electing Interest Rates. (a) The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Company in the applicable Notice of Committed Borrowing. Thereafter, the Company may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to Section 2.08(d) and the provisions of Article 8), as follows:

     (i) if such Loans are Base Rate Loans, the Company may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

     (ii) if such Loans are Euro-Dollar Loans, the Company may elect to convert such Loans to Base Rate Loans or continue such Loans as Euro-Dollar Loans for an additional Interest Period, in each case as of the last day of the then current Interest Period applicable thereto.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Agent not later than 12:00 noon (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $10,000,000 (unless such portion is comprised of Base Rate Loans). If no such notice is timely received before the end of an Interest Period for any Group of Euro-Dollar Loans, the Company shall be deemed to have elected that, at the end of such Interest Period, such Group of Loans be continued as Euro-Dollar Loans for an additional Interest Period of one month (subject to the provisions of the definition of Interest Period).

     (b) Each Notice of Interest Rate Election shall specify:

     (i) the Group of Loans (or portion thereof) to which such notice applies;

     (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.08(a);

     (iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans resulting from such conversion are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

     (iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

     (c) Promptly after receiving a Notice of Interest Rate Election from the Company pursuant to Section 2.08(a), the Agent shall notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Company.

     (d) The Company shall not be entitled to elect to convert any Committed Loans to, or continue any Committed Loans for an additional Interest Period as, Euro-Dollar Loans if (i) the aggregate principal amount of any Group of Euro-Dollar Loans created or continued as a result of such election would be less than $10,000,000 or (ii) a Default shall have occurred and be continuing when the Company delivers notice of such election to the Agent.

     (e) If any Committed Loan is converted to a different type of Loan, the Company shall pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.

     Section 2.09. Facility Fee. (a) The Company shall pay to the Agent for the account of the Banks ratably a facility fee at the Facility Fee Rate. Such facility fee shall accrue (i) from and including the Closing Date to but excluding the Termination Date (or earlier date of termination of the Commitments in their entirety), on the daily aggregate amount of the Commitments (whether used or unused) and (ii) from and including the Termination Date or such earlier date of termination to but excluding the date the Loans shall be repaid in their entirety, on the daily Total Outstanding Amount. For the avoidance of doubt, if the Maturity Date is extended pursuant to Section 2.21, the facility fee shall cease to accrue on and after the Termination Date.

     (b) [Reserved]

     (c) Accrued fees under this Section 2.09 shall be payable quarterly in arrears on each Quarterly Payment Date, and upon the date of termination of the Commitments in their entirety (and, if later, the date the Loans shall be repaid in their entirety).

     Section 2.10. Optional Termination or Reduction of Commitments. During the Revolving Credit Period, the Company may, upon at least three Domestic Business Days’ notice to the Agent, (i) terminate the Commitments at any time, if no Loans are outstanding at such time or (ii) ratably (except as otherwise provided in Section 2.20) reduce from time to time by an aggregate amount of $10,000,000 or any larger multiple thereof, the aggregate amount of the Commitments in excess of the Total Outstanding Amount. Commitments terminated or reduced pursuant to this Section 2.10 may not be reinstated.

     Section 2.11. Scheduled Termination of Commitments. The Commitments shall terminate on the Termination Date.

     Section 2.12. Optional Prepayments. (a) Subject in the case of any Euro-Dollar Loans to Section 2.14, the Company may (i) upon at least one Domestic Business Day’s notice to the Agent, prepay any Group of Base Rate Loans (or any Competitive Bid Borrowing bearing interest at the Base Rate pursuant to Section 8.01(a)) or (ii) upon at least three Euro-Dollar Business Days’ notice to the Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $10,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group (or Borrowing), except as otherwise provided in Section 2.20.

     (b) Except as provided in Section 2.12(a), the Company may not prepay all or any portion of the principal amount of any Competitive Bid Loan prior to the maturity thereof.

     (c) Upon receipt of a notice of prepayment pursuant to this Section 2.12, the Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Company.

     Section 2.13. General Provisions as to Payments. (a) The Company shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 9.01, without set-off or counterclaim. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. Whenever any payment of principal of, or interest on, the Competitive Bid Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

     (b) Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Banks hereunder that the Company will not make such payment in full, the Agent may assume that the Company has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Company shall not have so made such payment, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

     Section 2.14. Funding Losses. If the Company makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted to a different type of Loan (whether such payment or conversion is pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of the Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.07(c), or if the Company fails to borrow, prepay, convert or continue any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.04(a), 2.08(c) or 2.12(c), the Company shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Bank shall have delivered to the Company a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

     Section 2.15. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

     Section 2.16. Regulation D Compensation. Each Bank may require the Company to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Bank at a rate per annum determined by such Bank up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Company and the Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after the giving of such notice and (y) shall notify the Company at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section 2.16.

     Section 2.17. [Reserved]

     Section 2.18. [Reserved]

     Section 2.19. [Reserved]

     Section 2.20. Defaulting Banks. If any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

     (a) fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Bank pursuant to Section 2.09(a);

     (b) the Commitment and Loans of such Defaulting Bank shall not be included in determining whether the Required Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification permitted to be effected by the Required Banks pursuant to Section 9.05);

     (c) [Reserved]

     (d) [Reserved]

     (e) Notwithstanding any contrary provision in this Agreement, the Company may (i) (A) prepay, without penalty or premium (but subject to Section 2.14), the Loans made by an Affected Bank and (B) terminate the Commitment of an Affected Bank, in each case, (x) without pro rata prepayment of Loans of other Banks or pro rata termination of Commitments of other Banks and (y) upon not less than two Business Days’ prior notice to the Agent (which will promptly notify the Banks thereof) or (ii) replace the Affected Bank in accordance with Section 8.06(b), it being understood that such prepayment and termination, or such replacement, will not be deemed to be a waiver or release of any claim the Company or the Agent may have against such Affected Bank.

     (f) [Reserved]; and

     (g) Nothing in this Section 2.20 shall affect any rights or remedies the Company may have against any Defaulting Bank.

     Section 2.21. Extension of Maturity Date. The Company may, by written notice to the Agent (which shall promptly deliver a copy of such notice to each of the Banks) not less than 30 days prior to the Termination Date, request that the Banks extend the Maturity Date to the date that is the first anniversary of the Termination Date, in which case, subject to the next sentence, the Maturity Date shall be so extended and, from and after the Termination Date, the Maturity Date shall be deemed to be the date that is the first anniversary of the Termination Date for all purposes under the Loan Documents. Notwithstanding the foregoing, no extension of the Maturity Date pursuant to this Section 2.21 shall become effective unless (a) the representations and warranties of the Company contained in this Agreement (other than the representations and warranties set forth in Sections 4.04, 4.05 and 4.06) shall be true on and as of the Termination Date, except to the extent such representations and warranties expressly relate to an earlier date, (b) on the Termination Date and after giving effect to any such extension, no Default shall have occurred and be continuing, (c) the Agent shall have received a certificate as to the matters set forth in clauses (a) and (b) above, dated the Termination Date and signed by an authorized officer of the Company and (d) the Company shall have paid to the Agent for the ratable benefit of the Banks a fee equal to (i) the aggregate outstanding principal amount of the Loans as of the Termination Date multiplied by (ii) 1.00%. Upon the effectiveness of an extension of the Maturity Date pursuant to the foregoing provisions of this Section 2.21, as of the Termination Date, the Commitments shall automatically terminate and the scheduled maturity date with respect to the outstanding principal amount of the Loans as of such date shall be the first anniversary of the Termination Date. Loans repaid or prepaid after the Termination Date may not be reborrowed.

ARTICLE 3
Conditions

     Section 3.01. Conditions Precedent to Effective Date. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):

     (a) receipt by the Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

     (b) receipt by the Agent of all documents the Agent may reasonably request relating to the existence and good standing of the Company, the corporate authority for and the validity of this Agreement, and any other matters relevant hereto, all in form and substance satisfactory to the Agent;

     (c) receipt by the Agent and the Arrangers of all reasonable out-of-pocket expenses and other compensation due and payable under this Agreement or the Commitment Letter, including to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Company hereunder or thereunder; and

     (d) receipt by the Agent of all documentation and other information required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

     Section 3.02. Conditions Precedent to Closing Date. The Closing Date shall occur on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):

     (a) the Effective Date shall have occurred;

     (b) receipt by the Agent of a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, certifying that (i) the Acquisition Closing Date shall have occurred, (ii) immediately before and after the Closing Date, no Default shall have occurred and be continuing and (iii) the representations and warranties of the Company contained in this Agreement shall be true on and as of the Closing Date;

     (c) receipt by the Agent of all documents the Agent may reasonably request relating to the existence and good standing of the Company, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Agent;

     (d) receipt by the Agent of evidence reasonably satisfactory to it that the entire principal amount of any loans outstanding under, and all accrued interest, fees and all other amounts under, the Existing Credit Agreement shall have been paid in full and all commitments thereunder shall have been terminated;

     (e) receipt by the Agent and the Arrangers of all fees, reasonable out-of-pocket expenses and other compensation due and payable under this Agreement, the Commitment Letter or the Fee Letters, including to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Company hereunder or thereunder; and

     (f) receipt by the Agent of (i) an opinion of the General Counsel of the Company, covering such matters as the Agent may reasonably request and (ii) an opinion of Chadbourne & Parke LLP, counsel to the Company, covering such matters as the Agent may reasonably request.

The Agent shall promptly notify the Company and the Banks of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.

     Section 3.03. Borrowings. The obligation of any Bank to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

     (a) the Closing Date shall have occurred;

     (b) receipt by the Agent of a Notice of Borrowing as required by Section 2.02 or 2.03, as the case may be;

     (c) the fact that, immediately after such Borrowing, the Total Outstanding Amount will not exceed the aggregate amount of the Commitments;

     (d) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing; and

     (e) the fact that the representations and warranties of the Company contained in this Agreement (other than the representations and warranties set forth in Sections 4.04, 4.05 and 4.06, which are made only as of the Effective Date and the Closing Date) shall be true on and as of the date of such Borrowing.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Company on the date of such Borrowing as to the facts specified in clauses (d) and (e) of this Section 3.03.

     Section 3.04. Existing Credit Agreement. The Company and each of the Banks that is also a party to the Existing Credit Agreement (such Banks comprising the “Required Banks” as defined in the Existing Credit Agreement) agree as follows:

     (a) The “Commitments” (as defined in the Existing Credit Agreement) shall terminate in their entirety on the Closing Date, unless such Commitments have earlier terminated in accordance with the terms of the Existing Credit Agreement;

     (b) Any requirement of notice of such termination of Commitments and prepayment of loans pursuant to Sections 2.10 and 2.12 of the Existing Credit Agreement is hereby waived; and

     (c) After the Closing Date, the Company shall have no further obligations under the Existing Credit Agreement, except for (i) payment obligations accrued as of the Closing Date and not discharged on such date and (ii) payment obligations thereafter arising under Sections 8.03, 8.04 and 9.03 thereof.

ARTICLE 4
Representations and Warranties

     The Company represents and warrants that:

     Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all corporate powers and will have on and as of the Effective Date all material governmental licenses, authorizations, consents and approvals required to carry on its business.

     Section 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and the Notes are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental Authority, do not contravene any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Company and do not contravene, or constitute a material default under, any debt instrument known to the Company to be binding upon it.

     Section 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Company and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Company, in each case enforceable in accordance with its terms.

     Section 4.04. Financial Information. (a) The Company has furnished to the Agent the consolidated balance sheet and the related consolidated statement of income, stockholder’s equity and cash flows (i) of the Company, as of September 30, 2010, September 30, 2011 and September 30, 2012 for the fiscal years then ended and (ii) of the Acquired Entity, as of December 31, 2010, December 31, 2011 and December 31, 2012 for the fiscal years then ended, in each case reported on by independent public accountants. Such financial statements of the Company referred to in subsection (a)(i) of this Section 4.04 fairly present, in all material respects, in conformity with GAAP, the financial position of the Company as of such dates and its results of operations and cash flows for such fiscal years. The Company has no actual knowledge (after reasonable inquiry) that such financial statements of the Acquired Entity referred to in subsection (a)(ii) of this Section 4.04 do not fairly present, in all material respects, in conformity with GAAP, the financial position of the Acquired Entity as of such dates and its results of operations and cash flows for such fiscal years.

     (b) The Company has furnished to the Agent the unaudited consolidated balance sheet and the related unaudited consolidated statements of income and cash flows of each of the Company and the Acquired Entity, for each fiscal quarter subsequent to (i) with respect to the Company, September 30, 2012 and (ii) with respect to the Acquired Entity, December 31, 2012, and in each case ended at least 45 days prior to the Effective Date or the Closing Date, as applicable. Such financial statements of the Company fairly present, in all material respects, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (a)(i) of this Section 4.04, the financial position of the Company as of such dates and their results of operations and cash flows for such three month period (subject to normal year-end adjustments). The Company has no actual knowledge (after reasonable inquiry) that such financial statements of the Acquired Entity do not fairly present, in all material respects, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (a)(ii) of this Section 4.04.

     (c) There has been no material adverse change in the financial condition, business or operations of the Company since September 30, 2012, unless and to the extent disclosed in the Company’s quarterly reports on Form 10-Q, as filed with the Commission.

     Section 4.05. Litigation. Except as disclosed in the Company’s annual report for 2012 on Form 10-K and any subsequent quarterly report on Form 10-Q filed by the Company with the Commission prior to the Effective Date, there is no action, suit or proceeding pending against, or to the knowledge of the Company any pending investigation or threatened suit, proceeding or investigation against or affecting, the Company or any of its Subsidiaries before any court or arbitrator or any Governmental Authority, in which there is a reasonable probability of an adverse decision which could materially adversely affect the business or consolidated financial position of the Company and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of this Agreement or the Notes.

     Section 4.06. Environmental Matters. Expenditures by the Company and its Consolidated Subsidiaries for environmental capital investment and remediation necessary to comply with present Environmental Laws and other expenditures for the resolution of existing environmental claims known to the Company are not expected by management of the Company to have a material adverse effect on the financial condition, business or operations of the Company and its Consolidated Subsidiaries, taken as a whole.

     Section 4.07. Investment Company Act. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

     Section 4.08. Compliance with Certain Laws. The Company and its Subsidiaries are in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, as amended, and (b) the Patriot Act. No part of the proceeds of the Loans shall be used by the Company, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. None of the Company or any of its Subsidiaries nor, to the knowledge of the Company, any director or officer of the Company or its Subsidiaries (i) is listed in any sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), or is controlled or 50% or more owned by such listed Persons, or (ii) has a place of business, is organized or resides in a country or territory that is the subject of any U.S. sanctions program administered by OFAC; and none of the Company or any of its Subsidiaries will directly or, to their knowledge, indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing activities or businesses of or with any Person, or in any country or territory that is, at the time of such financing, the subject of any U.S. sanctions program administered by OFAC or the United States Department of State, except to the extent licensed or otherwise authorized under U.S. law.

ARTICLE 5
Covenants

     The Company agrees that, so long as any Bank has any Commitment hereunder or any Loan remains outstanding (including as a result of the extension of the Maturity Date pursuant to Section 2.21) or any amount payable hereunder remains unpaid:

     Section 5.01. Information. The Company will deliver to each of the Banks:

     (a) within 120 days after the end of each fiscal year of the Company, the Company’s Annual Report to Shareowners and annual report on Form 10-K for such fiscal year, as filed with the Commission;

     (b) within 60 days after the end of each of the first three quarters of each fiscal year of the Company, the Company’s quarterly report on Form 10-Q for such fiscal quarter, as filed with the Commission;

     (c) simultaneously with the delivery of each set of financial statements referred to in clause (a) or (b), a certificate of the chief financial officer, the treasurer or the controller of the Company (i) stating whether any Default exists on the date of such financial statements and (ii) setting forth a calculation of compliance with the covenant contained in Section 5.05;

     (d) within 10 days after the chief financial officer, the treasurer or the controller of the Company obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer, the treasurer or the controller of the Company setting forth the details thereof;

     (e) promptly upon the filing thereof, copies of all reports on Form 8-K (or its equivalent) which the Company shall have filed with the Commission; and

     (f) from time to time such additional information regarding the financial position or business of the Company and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request.

     Section 5.02. Maintenance of Existence. The Company will preserve, renew and keep in full force and effect its corporate existence and its rights, privileges and franchises necessary or desirable in the normal conduct of business in all material respects; provided that nothing in this Section 5.02 shall prohibit a merger or consolidation permitted by Section 5.06.

     Section 5.03. Compliance with Laws. The Company will comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, environmental laws and ERISA and the rules and regulations thereunder) except where (a) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (b) non-compliance would not, in the reasonable judgment of the Company, have a material adverse effect on the financial condition, business or operations of the Company and its Consolidated Subsidiaries, considered as a whole.

     Section 5.04. Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Company for its general corporate purposes. None of such proceeds will be used in violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

     Section 5.05. Debt to Capitalization. Consolidated Debt will at no time exceed 60% of Total Capitalization.

     Section 5.06. Mergers, Consolidations and Sales of Assets. (a) The Company shall not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless

     (i) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety shall be a corporation organized and existing under the laws of the United States or any State or the District of Columbia, and shall expressly assume, in form satisfactory to the Agent, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Loans and the performance of every covenant of this Agreement on the part of the Company to be performed or observed;

     (ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

     (iii) the Company shall have delivered to the Agent a certificate of a duly authorized officer of the Company and an opinion of legal counsel to the Company (which shall be reasonably acceptable to the Agent), each stating that such consolidation, merger, conveyance or transfer comply with this Section 5.06(a) and that all conditions precedent herein provided for relating to such transaction have been complied with.

     (b) Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of the Company substantially as an entirety in accordance with Section 5.06(a), the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such successor corporation had been named as the Company herein, and thereafter the predecessor corporation shall be relieved of all obligations and covenants under this Agreement and the Notes and may be liquidated and dissolved.

     (c) If, upon any consolidation or merger of the Company with or into any corporation, or upon the conveyance or transfer by the Company of its properties and assets substantially as an entirety in accordance with Section 5.06(a) to any Person, any Principal Property owned by the Company or a Restricted Subsidiary immediately prior thereto would thereupon become subject to any Lien not permitted by Section 5.07, the Company will, prior to such consolidation, merger, conveyance or transfer, secure the due and punctual payment of the principal of (and premium, if any) and interest, if any, on the Loans then outstanding (equally and ratably with any other Debt of the Company then entitled to be so secured) by a direct Lien on such Principal Property, together with any other properties and assets of the Company or of any such Restricted Subsidiary, whichever shall be the owner of any such Principal Property, which would thereupon become subject to any such Lien, prior to all Liens other than any theretofore existing thereon.

     Section 5.07. Limitations on Liens. The Company shall not at any time create, incur, assume or suffer to exist, and shall not cause, suffer or permit a Restricted Subsidiary to create, incur, assume or suffer to exist, any Secured Debt without making effective provision (and the Company covenants that in such case it will make or cause to be made effective provision) whereby the obligations of the Company hereunder shall be secured equally and ratably with such Secured Debt, so long as such Secured Debt shall exist; provided, however, that this Section 5.07 shall not prevent any of the following:

     (a) (i) any Lien on any property hereafter acquired (including acquisition through merger or consolidation) or constructed by the Company or a Restricted Subsidiary and created contemporaneously with, or within twelve months after, such acquisition or the completion of construction to secure or provide for the payment of all or any part of the purchase price of such property or the cost of construction thereof, as the case may be; (ii) any mortgage on property (including any unimproved portion of partially improved property) of the Company or a Restricted Subsidiary created within twelve months of completion of construction of a new plant or plants on such property to secure all or part of the cost of such construction; or (iii) the acquisition of property subject to any Lien upon such property existing at the time of acquisition thereof, whether or not assumed by the Company or such Restricted Subsidiary;

     (b) Liens on capital stock hereafter acquired by the Company or any Restricted Subsidiary existing at the time of the acquisition thereof; provided that the aggregate cost to the Company and its Restricted Subsidiaries of all capital stock subject to such Liens does not exceed 10% of Shareowners’ Equity;

     (c) any Lien securing Debt of a corporation which is a successor to the Company to the extent permitted by Section 5.06; or securing Debt of a Restricted Subsidiary outstanding at the time it became a Restricted Subsidiary; or securing Debt of any Person outstanding at the time it is merged with, or all or substantially all of its properties are acquired by, the Company or any Restricted Subsidiary; provided that such Lien does not extend to any other properties of the Company or any Restricted Subsidiary; or existing on the property or on the outstanding shares or Debt of a corporation at the time it becomes a Restricted Subsidiary; or created, incurred or assumed in connection with any industrial revenue bond, pollution control bond or similar financing arrangement between the Company or any Restricted Subsidiary and any Federal, State or municipal government or other governmental body or agency;

     (d) any Lien created in connection with any extension, renewal or refunding (or successive extensions, renewals or refundings), in whole or in part, of any Debt secured by a Lien permitted by the foregoing provisions of this Section 5.07 upon the same property theretofore subject thereto (plus improvements on such property); provided that the amount of such Debt outstanding at that time shall not be increased;

     (e) Liens or deposits made in connection with contracts (which term includes subcontracts under such contracts) with or made at the request of the United States or any department or agency thereof, insofar as such Liens or deposits relate to property manufactured, installed or constructed by or to be supplied by, or property furnished to, the Company or a Restricted Subsidiary pursuant to, or to enable the performance of, such contracts, or property the manufacture, installation, construction or acquisition of which is financed pursuant to, or to enable the performance of, such contracts; or deposits or Liens, made pursuant to such contracts, of or upon moneys advanced or paid pursuant to, or in accordance with the provisions of, such contracts, or of or upon any materials or supplies acquired for the purpose of the performance of such contracts; or the assignment or pledge, to the extent permitted by law, of the right, title and interest of the Company or a Restricted Subsidiary in and to any such contract, or in and to any payments due or to become due thereunder, to secure Debt incurred for funds or other property supplied, constructed or installed for or in connection with the performance by the Company or such Restricted Subsidiary of its obligations under such contracts;

     (f) mechanics’, materialmen’s, carriers’ or other like Liens, and pledges or deposits made in the ordinary course of business to obtain the release of any such Liens or the release of property in the possession of a common carrier; good faith deposits in connection with tenders, leases of real estate or bids or contracts (other than contracts involving the borrowing of money); pledges or deposits to secure public or statutory obligations; deposits to secure (or in lieu of) surety, stay, appeal or customs bonds; and deposits to secure the payment of taxes, assessments, customs duties or other similar charges;

     (g) any Lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation, which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege or license, or to enable the Company or a Restricted Subsidiary to maintain self-insurance or to participate in any arrangements established by law to cover any insurance risks or in connection with workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters;

     (h) any Liens for taxes, assessments or other governmental charges or levies not at the time due, or the validity of which is being contested in good faith;

     (i) judgment Liens, so long as the finality of such judgment is being contested in good faith and execution thereon is stayed;

     (j) easements or similar encumbrances, the existence of which does not impair the use of the property subject thereto for the purposes for which it is held or was acquired;

     (k) the landlord’s interest under any lease of property;

     (l) leases granted to others in the ordinary course of business;

     (m) Sale and Lease-Back Transactions to the extent permitted by Section 5.08; and

     (n) contracts for the manufacture, construction, installation or supply of property, products or services providing for a Lien upon advance, progress or partial payments made pursuant to such contracts and upon any material or supplies acquired, manufactured, constructed, installed or supplied in connection with the performance of such contracts to secure such advance, progress or partial payments.

Notwithstanding the foregoing provisions of this Section 5.07, the Company and any one or more Restricted Subsidiaries may create, incur, assume or suffer to exist Secured Debt which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other Secured Debt of the Company and its Restricted Subsidiaries which would otherwise be subject to the foregoing restrictions (not including Secured Debt permitted under clauses (a) through (n) above) and the aggregate value of the Sale and Lease-Back Transactions (as defined in Section 5.08) in existence at such time (not including Sale and Lease-Back Transactions the proceeds of which have been or will be applied in accordance with clause (ii) of Section 5.08), does not at the time exceed 10% of Shareowners’ Equity.

     Section 5.08. Limitations on Sale and Lease-Back. The Company will not, and will not permit any Restricted Subsidiary to, sell or transfer (except to the Company or one or more Restricted Subsidiaries, or both) any Principal Property owned by it and which has been in full operation for more than 180 days prior to such sale or transfer with the intention (a) of taking back a lease on such property, except a lease for a temporary period (not exceeding 36 months) and (b) that the use by the Company or such Restricted Subsidiary of such property will be discontinued on or before the expiration of the term of such lease (any such transaction being herein referred to as a “Sale and Lease-Back Transaction”), unless:

     (i) the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions of Section 5.07 hereof, to incur Secured Debt equal in amount to the amount realized or to be realized upon such sale or transfer secured by a mortgage on the property to be leased without equally and ratably securing the Loans; or

     (ii) the Company or a Restricted Subsidiary shall, within 180 days of the effective date of any such transaction, apply an amount equal to the value of the property so leased (x) to the retirement (other than any mandatory retirement) of Consolidated Funded Debt or Debt then outstanding of the Company or any Restricted Subsidiary that was Funded Debt at the time it was created (other than Consolidated Funded Debt or such other Debt owned by the Company or any Restricted Subsidiary) or (y) to the purchase of Principal Property having a value at least equal to the value of such property; provided, however, that the amount to be so applied pursuant to the preceding clause (x) or (y) shall be reduced by (A) the principal amount of any Loans repaid within 180 days of the effective date of any such transaction and (B) the principal amount of Consolidated Funded Debt or Debt that was Funded Debt at the time it was created (other than Loans) retired by the Company or a Restricted Subsidiary within 180 days of the effective date of any such transaction; or

     (iii) the Sale and Lease-Back Transaction involved was an industrial revenue bond, pollution control bond or similar financing arrangement between the Company or any Restricted Subsidiary and any Federal, State or municipal government or other governmental body or agency.

     The term “value” shall mean, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (x) the net proceeds of the sale of the property leased pursuant to such Sale and Lease-Back Transaction or (y) the fair value of such property at the time of entering into such Sale and Lease-Back Transaction, as determined by the board of directors of the Company (or a duly authorized committee thereof), in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

     Section 5.09. Limitations on Change in Subsidiary Status. The Company may designate any Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary, subject to the provisions set forth below:

     (a) the Company will not permit any Subsidiary to be designated as an Unrestricted Subsidiary unless at the time of such designation the Subsidiary so designated does not own, directly or indirectly, any capital stock of any Restricted Subsidiary or any Funded Debt or Secured Debt of the Company or any Restricted Subsidiary;

     (b) the Company will not permit any Restricted Subsidiary to be designated as, or otherwise to become, an Unrestricted Subsidiary unless immediately after such Restricted Subsidiary becomes an Unrestricted Subsidiary, no Default shall exist;

     (c) the Company will not permit any Unrestricted Subsidiary to be designated as a Restricted Subsidiary unless immediately after such Unrestricted Subsidiary becomes a Restricted Subsidiary, no Default shall exist; and

     (d) promptly after the designation of any Subsidiary as an Unrestricted Subsidiary or as a Restricted Subsidiary, there shall be filed with the Agent, a certificate of a duly authorized officer of the Company stating that the provisions of this Section 5.09 have been complied with in connection with such designation.

ARTICLE 6
DEFAULTS

     Section 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

     (a) the Company shall fail to pay when due any principal of any Loan, or shall fail to pay within 10 days of the due date thereof any interest on any Loan, any fees or any other amount payable hereunder;

     (b) the Company shall fail to observe or perform any covenant or agreement contained in Article 5 for 90 days after notice thereof has been given to the Company by the Agent at the request of any Bank;

     (c) any representation or warranty made by the Company (i) in Article 4 or (ii) pursuant to Section 3.03 on the date of any Borrowing shall prove to have been incorrect in any material respect when made (or deemed made);

     (d) the Company or any of its Subsidiaries shall fail to pay the principal of or interest on Material Debt when due, or within any applicable grace period, in accordance with the instrument or agreement under which the same was created;

     (e) any event or condition shall occur (including failure to pay principal or interest) which results in the acceleration of the maturity of Material Debt;

     (f) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Company in an involuntary case under the Federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

     (g) the commencement by the Company of a voluntary case under the Federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action;

then, and in every such event, the Agent shall (i) if requested by Banks having more than 50% in aggregate amount of the Commitments, by notice to the Company terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Banks holding more than 50% in aggregate principal amount of the Loans, by notice to the Company declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; provided that in the case of any of the Events of Default specified in clause (f) or (g) above, without any notice to the Company or any other act by the Agent or the Banks, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

     Section 6.02. Notice of Default. The Agent shall give notice to the Company under Section 6.01(b) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE 7
THE AGENT

     Section 7.01. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Anything herein to the contrary notwithstanding, none of the Lead Arrangers, Bookrunners, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Bank hereunder.

     Section 7.02. Agent and Affiliates. JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and JPMorgan Chase Bank, N.A. and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Subsidiary or affiliate of the Company as if it were not the Agent hereunder.

     Section 7.03. Action by Agent. The obligations of the Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

     Section 7.04. Consultation with Experts. The Agent may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

     Section 7.05. Liability of Agent. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (a) with the consent or at the request of the Required Banks or, when expressly required hereby, all the Banks or (b) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Company; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

     Section 7.06. Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Agent, its affiliates and their respective directors, officers, agents and employees, to the extent acting on behalf of the Agent and to the extent not reimbursed by the Company, against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee’s gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder or thereunder.

     Section 7.07. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

     Section 7.08. Successor Agent. The Agent may resign at any time by giving 30 days’ notice thereof to the Banks and the Company. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation (such 30-day period, the “Bank Appointment Period”), then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Banks, a successor Agent, the retiring Agent may at any time following the occurrence of an Agent Resignation Event and upon or after the end of the Bank Appointment Period notify the Company and the Banks that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation, which effective date shall be no earlier than three Domestic Business Days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and the retiring Agent shall be discharged from its duties and obligations as Agent hereunder. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

     Section 7.09. Agent’s Fee. The Company shall pay to the Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and the Agent.

ARTICLE 8
CHANGE IN CIRCUMSTANCES

     Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Fixed Rate Loans:

     (a) the Agent determines that (i) deposits in dollars (in the applicable amounts) are not generally available in the relevant market for such Interest Period or (ii) reasonable means do not exist for ascertaining the Euro-Dollar Rate, or

     (b) in the case of Euro-Dollar Loans, Banks having 50% or more of the aggregate amount of the Commitments advise the Agent that the London Interbank Offered Rate as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Company and the Banks, whereupon until the Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Euro-Dollar Loans, or to continue or convert outstanding Loans as or into Euro-Dollar Loans, shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Company notifies the Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such Fixed Rate Borrowing is a Euro-Dollar Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and (ii) if such Fixed Rate Borrowing is a Competitive Bid LIBOR Borrowing, the Competitive Bid LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day.

     Section 8.02. Illegality. (a) If a Change in Law shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Company, whereupon until such Bank notifies the Company and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans or continue outstanding Loans as Euro-Dollar Loans, shall be suspended. Before giving any notice to the Agent pursuant to this Section 8.02, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the sole judgment of such Bank, be otherwise disadvantageous to such Bank.

     (b) If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day or (ii) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day. Interest and principal on any such Base Rate Loan shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Euro-Dollar Loans of the other Banks.

     Section 8.03. Increased Cost and Reduced Return. (a) If a Change in Law shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Fixed Rate Loans, its Note or its obligation to make Fixed Rate Loans and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

     (b) If any Bank shall have determined that a Change in Law has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

     (c) If a Change in Law shall subject any Bank to any taxes (other than Taxes imposed on or with respect to any payment made by or on account of the Company hereunder or under any Notes and Taxes described in clauses (a) through (e) of the definition of Excluded Taxes) on its loans, loan principal, commitments, or other obligations hereunder, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Bank of making or maintaining any Euro-Dollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Bank hereunder (whether of principal, interest or otherwise), then the Company will pay to such Bank such additional amount or amounts as will compensate such Bank for such additional costs incurred or reduction suffered.

     (d) Each Bank will promptly notify the Company and the Agent of any event of which it has knowledge, occurring after the Effective Date, which will entitle such Bank to compensation pursuant to this Section 8.03 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section 8.03 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Notwithstanding the foregoing subsections of this Section 8.03, the Company shall only be obligated to compensate any Bank for any amount arising or accruing during (i) any time or period commencing not more than 90 days prior to the date on which such Bank notifies the Agent and the Company that it proposes to demand such compensation and identifies to the Agent and the Company the statute, regulation or other basis upon which the claimed compensation is or will be based and (ii) any time or period during which, because of the retroactive application of such statute, regulation or other such basis, such Bank did not know that such amount would arise or accrue.

     (e) Failure or delay on the part of any Bank to demand compensation pursuant to this Section 8.03 shall not constitute a waiver of such Bank’s right to demand such compensation, as the case may be; provided that the Company shall not be required to compensate a Bank pursuant to this Section 8.03 for any increased costs or reductions incurred more than 90 days prior to the date that such Bank notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

     Section 8.04. Taxes.

     (a) Any and all payments by the Company to or for the account of any Bank or the Agent hereunder or under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (collectively, “Taxes”), except as required by applicable law. If the Company or the Agent (the “Withholding Agent”) shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Bank or the Agent, (i) if such Taxes are Indemnified Taxes, the sum payable by the Company shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been required; (ii) such Withholding Agent shall make such deductions; (iii) such Withholding Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) if the Withholding Agent is the Company, such Company shall furnish to the Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof or other evidence satisfactory to the Agent.

     (b) In addition, except to the extent attributable to a transfer under Section 9.06, the Company agrees to pay any present or future stamp or documentary Taxes and any other excise or property Taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as “Other Taxes”).

     (c) The Company agrees to indemnify each Bank and the Agent for the full amount of Indemnified Taxes or Other Taxes (including, without limitation, any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, the Company shall not be obligated to indemnify any party hereunder pursuant to this Section 8.04 for penalties, interest or similar liabilities arising therefrom or with respect thereto to the extent such penalties, interest or similar liabilities are attributable to the gross negligence or willful misconduct by such party. This indemnification shall be paid within 15 days after such Bank or the Agent (as the case may be) makes written demand therefor.

     (d) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Agent, at the time or times reasonably requested by the Company or the Agent, such properly completed and executed documentation reasonably requested by the Company or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if requested by the Company or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Agent as will enable the Company or the Agent to determine whether or not such Bank is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 8.04(e), (f), (g) and (h) below) shall not be required if in the Bank’s judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

     (e) Without limiting the foregoing, at the times indicated herein, each Bank organized under the laws of a jurisdiction outside the United States shall provide the Company and the Agent with duly and accurately executed originals of Internal Revenue Service form W-8BEN, W-8IMY (accompanied by a form W-8ECI, W-8BEN, W-9 and other certification documents from each beneficial owner, as applicable) or W-8ECI (in each case accompanied by any statements which may be required under applicable Treasury regulations), as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to receive payments under this Agreement (i) without deduction or withholding of any United States federal income Taxes or (ii) subject to a reduced rate of United States federal withholding Tax, unless, in each case of clause (i) and (ii) of this Section 8.04(e), an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or which would prevent the Bank from duly completing and delivering any such form with respect to it and the Bank advises the Company and the Agent that it is not capable of receiving payments without any deduction or withholding of such Taxes. Such forms shall be provided (x) on or prior to the date of the Bank’s execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof, and on or prior to the date on which it becomes a Bank in the case of each other Bank, and (y) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by the Bank. If the form provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding Tax rate in excess of zero or if at such time such Bank is otherwise subject to a United States interest withholding Tax rate in excess of zero, United States withholding Tax at such rate shall be considered “ Excluded Taxes”, except to the extent the assignor of such Bank was entitled, at the time of such assignment, to receive additional amounts from the Company with respect to such withholding Taxes pursuant to Section 8.04(a). In addition, to the extent that for reasons other than a change of treaty, law or regulation any Bank becomes subject to an increased rate of United States interest withholding Tax while it is a party to this Agreement, United States withholding Tax at such increased rate shall be considered “ Excluded Taxes”.

     (f) Any Bank that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Company and the Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the request of the Company or the Agent), duly and accurately executed originals of Internal Revenue Service form W-9 certifying, to the extent such Bank is legally entitled to do so, that such Bank is not subject to U.S. Federal backup withholding Tax. For the avoidance of doubt, such Tax is an “Excluded Taxes”.

     (g) If a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Bank shall deliver to the Company and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company or the Agent to comply with its obligations under FATCA, to determine that such Bank has or has not complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this Section 8.04(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement, whether or not included in the definition of FATCA.

     (h) Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Agent in writing of its legal inability to do so.

     (i) For any period with respect to which a Bank organized under the laws of a jurisdiction outside the United States has failed to provide the Company and the Agent with the appropriate form pursuant to Section 8.04(e) (unless such failure is excused by the terms of Section 8.04(e)), such Bank shall not be entitled to indemnification under Section 8.04(a) or 8.04(c) with respect to Taxes imposed by the United States; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding Tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

     (j) Each Bank shall severally indemnify the Agent for any Taxes and Excluded Taxes (but only to the extent that the Company has not already indemnified the Agent for such Taxes and Excluded Taxes and without limiting the obligation, if any, of the Company to do so), in each case attributable to such Bank that are paid or payable by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date the Agent makes demand therefor.

     (k) Each party’s obligations under this Section 8.04 shall survive any assignment of rights by, or the replacement of, a Bank, the resignation or replacement of the Agent, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document, subject to Section 8.03(d).

     (l) If the Agent or a Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 8.04, it shall pay over such refund to Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 8.04 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses with respect to such refund of the Agent or such Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Company, upon the request of the Agent or such Bank, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Bank in the event the Agent or such Bank is required to repay such refund to such Governmental Authority. This Section 8.04(l) shall not be construed to require the Agent or any Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.

     Section 8.05. Base Rate Loans Substituted for Affected Fixed Rate Loans. If (a) the obligation of any Bank to make, or to continue or convert outstanding Loans as or to, Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (b) any Bank has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans and the Company shall, by at least five Euro-Dollar Business Days’ prior notice to such Bank through the Agent, have elected that the provisions of this Section 8.05 shall apply to such Bank, then, all Loans which would otherwise be made by such Bank as (or continued as or converted to) Euro-Dollar Loans shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks). If such Bank notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Banks.

     Section 8.06. Mitigation Obligations; Replacement of Banks. (a) If any Bank requests compensation under Section 8.03, or if the Company is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 8.04, then such Bank will designate a different Applicable Lending Office for funding or booking its Loans hereunder or assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.03 or Section 8.04, as the case may be, in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

     (b) If any Bank requests compensation under Section 8.03, or if the Company is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 8.04, or if any Bank becomes a Defaulting Bank or an Affected Bank or invokes Section 8.02, or if any Bank shall refuse to consent to any waiver, amendment or other modification that would otherwise require such Bank’s consent but to which the Required Banks have consented, then the Company may, at its sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.06), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) in the case of any such assignment to a Person that is not a Bank, the Company shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld and (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Company (in the case of all other amounts).

ARTICLE 9
MISCELLANEOUS

     Section 9.01. Notices. (a) All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Company or the Agent, at its address, facsimile number or telex number set forth on the signature pages hereof, (y) in the case of any Bank, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Agent and the Company. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section 9.01 and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section 9.01 and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section 9.01; provided that notices to the Agent under Article 2 or Article 8 shall not be effective until received.

     (b) Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Agent and the applicable Bank. The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

     Section 9.02. No Waivers. No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 9.03. Expenses; Indemnification. (a) The Company shall pay (i) all reasonable out-of-pocket expenses of the Agent, including fees and disbursements of special counsel for the Agent, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Agent and each Bank, including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

     (b) The Company agrees to indemnify the Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of any proceeds of any Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence, willful misconduct or material breach by such Indemnitee of any obligations hereunder, in each case as determined by a court of competent jurisdiction. The Company shall not be liable for any compromise or settlement entered into by an indemnified person without its consent, which consent shall not be unreasonably withheld. Promptly after the receipt by the indemnified person of notice of its involvement in any investigative, administrative or judicial proceeding, such indemnified person shall, if a claim in respect thereof is to be made against the Company under this indemnification, notify the Company in writing of such involvement, unless prohibited by applicable law or regulations or if requested by any governmental agency or other regulatory authority (including any self-regulatory organization having, or claiming to have jurisdiction), but failure so to notify the Company shall not relieve the Company from any liability which it may otherwise have to the indemnified person under this indemnification except to the extent that the Company actually suffers prejudice as a result of such failure.

     Section 9.04. Sharing of Set-offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to the Loans held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest then due with respect to the Loans held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section 9.04 shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Company other than its indebtedness hereunder. The Company agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, if acquired pursuant to the foregoing arrangements or if the Company has otherwise received notice of the granting of such participation, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Company in the amount of such participation.

     Section 9.05. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall (a) unless signed by each Bank affected by such amendment or waiver, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan, or any fees hereunder or (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for the termination of any Commitment or (b) unless signed by all Banks (other than a Defaulting Bank), change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks which shall be required for the Banks or any of them to take any action under this Section 9.05 or any other provision of this Agreement.

     Section 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

     (b) Any Bank may at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Commitment, including all or a portion of its Loans at the time owing to it. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Company and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Company hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 9.05 without the consent of the Participant. The Company agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest; provided the Participant complies with the obligations of Sections 8.04(d), (e), (f), (g) and (h) as if it were a Bank (it being understood that the documentation required shall be delivered to the selling Bank and, if required by law for reduced withholding, copies shall be delivered to the Company and the Agent). An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Internal Revenue Code. The entries in the Participant Register shall be conclusive absent clearly demonstrable error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

     (c) Any Bank may at any time assign to one or more banks or other institutions (each an “Assignee”) all, or a proportionate part (equivalent to an initial Commitment of not less than $5,000,000) of its rights and obligations under this Agreement and its Note, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit G hereto executed by such Assignee and such transferor Bank, with (and subject to) the consent of the Agent and (so long as no Event of Default exists) of the Company, such consents of the Company and the Agent not to be unreasonably withheld; provided that, (i) if an Assignee is an Approved Fund, an affiliate of such transferor Bank or was a Bank immediately before such assignment, no consent of the Company shall be required and (ii) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Domestic Business Days after having received notice thereof, and provided further that such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Competitive Bid Loans. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the Agent shall record in the Register the information relating to such assignment, and the transferor Bank, the Agent and the Company shall make appropriate arrangements so that, if the underlying Note is outstanding, a new Note is issued to the Assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. In connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Company and the Agent certification as to exemption from deduction or withholding of any United States federal income Taxes in accordance with Section 8.04. The Agent, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain at one of its offices in New York a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

     (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

     (e) No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Company’s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

     Section 9.07. Designated Banks. (a) Subject to the provisions of this subsection (a), any Bank may at any time designate an Eligible Designee to provide all or a portion of the Loans to be made by such Bank pursuant to this Agreement; provided that such designation shall not be effective unless the Company and the Agent consent thereto (which consents shall not be unreasonably withheld). When a Bank and its Eligible Designee shall have signed an agreement substantially in the form of Exhibit H hereto (a “Designation Agreement”) and the Company and the Agent shall have signed their respective consents thereto, such Eligible Designee shall become a Designated Bank for purposes of this Agreement. The Designating Bank shall thereafter have the right to permit such Designated Bank to provide all or a portion of the Loans to be made by such Designating Bank pursuant to Section 2.01 or 2.03, and the making of such Loans or portion thereof shall satisfy the obligation of the Designating Bank to the same extent, and as if, such Loans or portion thereof were made by the Designating Bank. As to any Loans or portion thereof made by it, each Designated Bank shall have all the rights that a Bank making such Loans or portion thereof would have had under this Agreement and otherwise; provided that (x) its voting rights under this Agreement shall be exercised solely by its Designating Bank and (y) its Designating Bank shall remain solely responsible to the other parties hereto for the performance of such Designated Bank’s obligations under this Agreement, including its obligations in respect of the Loans or portion thereof made by it. No additional Note shall be required to evidence the Loans or portion thereof made by a Designated Bank; and the Designating Bank shall be deemed to hold its Note as agent for its Designated Bank to the extent of the Loans or portion thereof funded by such Designated Bank. Each Designating Bank shall act as administrative agent for its Designated Bank and give and receive notices and other communications on its behalf. Any payments for the account of any Designated Bank shall be paid to its Designating Bank as administrative agent for such Designated Bank and neither the Company nor the Agent shall be responsible for any Designating Bank’s application of such payments. In addition, any Designated Bank may, with notice to (but without the prior written consent of) the Company and the Agent, (i) assign all or portions of its interest in any Loans to its Designating Bank or to any financial institutions consented to by the Company and the Agent that provide liquidity and/or credit facilities to or for the account of such Designated Bank to support the funding of Loans or portions thereof made by it and (ii) disclose on a confidential basis pursuant to a confidentiality agreement satisfactory in form and substance to the Company any non-public information relating to its Loans or portions thereof to any rating agency, commercial paper dealer or provider of any guarantee, surety, credit or liquidity enhancement to such Designated Bank.

     (b) Each party to this Agreement agrees that it will not institute against, or join any other person in instituting against, any Designated Bank any bankruptcy, insolvency, reorganization or other similar proceeding under any federal or state bankruptcy or similar law, for one year and a day after all outstanding senior indebtedness of such Designated Bank is paid in full. The Designating Bank for each Designated Bank agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Bank. This subsection (b) shall survive the termination of this Agreement.

     (c) Each Bank that designates a Designated Bank to provide all or a portion of the Loans to be made by such Bank pursuant to this Agreement shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Designated Bank and the principal amounts (and stated interest) of each Designated Bank’s interest in the Loans or other obligations under the Loan Documents (the “Designated Bank Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Designated Bank Register to any Person (including the identity of any Designated Bank or any information relating to a Designated Bank’s interest in any commitments, loans, or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or, if different, under Section 871(h) or 881(c) of the Internal Revenue Code. The entries in the Designated Bank Register shall be conclusive absent clearly demonstrable error, and such Bank shall treat each Person whose name is recorded in the Designated Bank Register as the owner of such Loan for all purposes of this Agreement notwithstanding any notice to the contrary.

     Section 9.08. Collateral. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

     Section 9.09. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Company hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     Section 9.10. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and, except as expressly provided in the Commitment Letter or in the Fee Letters, supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

     Section 9.11. Waiver of Jury Trial. EACH OF THE COMPANY, THE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 9.12. Confidentiality. Each of the Agent and the Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their and their affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12 (in the case of the following clauses (i) and (ii)), (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.12) or (iii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Bank’s investment portfolio in connection with ratings issues with respect to such Bank, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Agent or any Bank on a non-confidential basis from a source other than the Company. For the purposes of this Section 9.12, “Information” means all information received directly or indirectly from the Company relating to the Company, the Acquired Entity or their respective businesses, other than any such information that is available to the Agent or any Bank on a non-confidential basis prior to disclosure by the Company.

     Section 9.13. USA Patriot Act. Each Bank that is subject to the requirements of the Patriot Act hereby notifies the Company that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank to identify the Company in accordance with the Patriot Act.

     Section 9.14. No Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company acknowledges and agrees, and acknowledges its affiliates’ understanding that (i)(A) the arranging and other services regarding this Agreement provided by the Agent, the Syndication Agent, the Joint Lead Arrangers and Bookrunners and the Banks (as used in this paragraph “Agent and Bank Parties”) are arm’s-length commercial transactions between the Company and its affiliates, on the one hand, and the Agent and Bank Parties, on the other hand, (B) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) each of the Agent and Bank Parties is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its affiliates, or any other Person and (B) none of the Agent and Bank Parties has any obligation to the Company or any of its affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent and Bank Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its affiliates, and none of the Agent, the Agent and Bank Parties has any obligation to disclose any of such interests to the Company or any of its affiliates. To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against the Agent and Bank Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ROCKWELL COLLINS, INC.

By:
Name:

Title:

Address:	[•]

Attention:	[•]
Telecopy:	[•]

JPMORGAN CHASE BANK, N.A., as Agent and
as Bank

By:
Name:

Title:

Address:	[•]

Attention:	[•]
Telecopy:	[•]

CITIBANK, N.A.

By:
Name:
Title:

[INSERT BANK NAME]

By:
Name:
Title:

If second signature is required:
By:
Name:
Title:

SCHEDULE 1.01

Commitment Schedule

Institution	Commitment
Citibank, N.A.	$25,000,000
JPMorgan Chase Bank, N.A.	$25,000,000
Crédit Agricole Corporate & Investment Bank	$21,000,000
Mizuho Bank (USA)	$21,000,000
The Bank of New York Mellon	$21,000,000
U.S. Bank National Association	$21,000,000
Wells Fargo Bank, N.A.	$21,000,000
Bank of America, N.A.	$25,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$10,000,000
KeyBank National Association	$10,000,000
Total	$200,000,000

SCHEDULE 2.01

PRICING SCHEDULE

     The “Base Rate Margin,” “Euro-Dollar Margin” and “Facility Fee Rate” for any day are the respective rates per annum set forth below in the applicable row and column corresponding to the Pricing Level that apply on such day:

Pricing	Level I	Level II	Level III	Level IV	Level V
Base Rate Margin	-	-	-	0.055%	0.17%
Euro-Dollar Margin	0.71%	0.825%	0.94%	1.055%	1.17%
Facility Fee Rate	0.04%	0.05%	0.06%	0.07%	0.08%

     For purposes of this Pricing Schedule, the following terms have the following meanings:

     “Level I Pricing” applies on any day if on such day the Company’s unsecured long-term debt securities are rated A+ or higher by S&P or A1 or higher by Moody’s.

     “Level II Pricing” applies on any day if on such day Level I Pricing does not apply and the Company’s unsecured long-term debt securities are rated A or higher by S&P or A2 or higher by Moody’s.

     “Level III Pricing” applies on any day if on such day Level II Pricing does not apply and the Company’s unsecured long-term debt securities are rated A- or higher by S&P or A3 or higher by Moody’s.

     “Level IV Pricing” applies on any day if on such day Level III Pricing does not apply and the Company’s unsecured long-term debt securities are rated BBB+ or higher by S&P or Baa1 or higher by Moody’s.

     “Level V Pricing” applies on any day if no lower Pricing Level applies on such day.

     “Moody’s” means Moody’s Investors Service, Inc. and its successors.

     “Pricing Level” refers to the determination of which of Level I Pricing, Level II Pricing, Level III Pricing, Level IV Pricing or Level V Pricing applies. Level I Pricing is the lowest Pricing Level and Level V Pricing the highest.

     “S&P” means Standard & Poor’s Ratings Services and its successors.

     The credit ratings to be utilized for purposes of this Pricing Schedule are those assigned to the senior unsecured long-term debt securities of the Company without third-party credit enhancement, and any rating assigned to any other debt security of the Company shall be disregarded. The credit ratings in effect on any day are those in effect at the close of business on such day. If the Company is split-rated and the ratings differential is one notch, the higher of the two ratings will apply (e.g., A+/A2 results in Level I Pricing). If the Company is split-rated and the ratings differential is more than one notch, the average of the two ratings (or the higher of two intermediate ratings) shall be used (e.g., A/Baa1 results in Level III Pricing, as does A/Baa2). If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Banks shall negotiate in good faith to amend the related definition in this Pricing Schedule to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the rating shall be determined by reference to the rating most recently in effect prior to such change or cessation.

2

EXHIBIT A

NOTE

New York, New York
__________  __ , 20__

     For value received, Rockwell Collins, Inc., a Delaware corporation (the “Company”), promises to pay to (the “Bank”), for the account of its Applicable Lending Office, or to its registered Assignee, the unpaid principal amount of each Loan made by the Bank to the Company pursuant to the Credit Agreement referred to below on the Maturity Date provided for in the Credit Agreement. The Company promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10179.

     All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make, or any error in making, any such recordation or endorsement shall not affect the obligations of the Company hereunder or under the Credit Agreement.

     This note is one of the Notes referred to in the 364-Day Credit Agreement dated as of September 24, 2013 among the Company, the banks parties thereto and JPMorgan Chase Bank, N.A., as Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

ROCKWELL COLLINS, INC.

By:
Name:
Title:

A-1

Note (contd.)

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

A-2

EXHIBIT B

Form of Competitive Bid Quote Request

                                                                  [Date]

To:	JPMorgan Chase Bank, N.A. (the “Agent”)

From:	Rockwell Collins, Inc.

Re:	364-Day Credit Agreement (as the same may be amended from time to time, the “Credit Agreement”) dated as of September 24, 2013 among the Company, the Banks parties thereto and the Agent

     We hereby give notice pursuant to Section 2.03 of the Credit Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Borrowing(s):

Date of Borrowing:

Principal Amount1*	Interest Period**

$

     Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

     Terms used herein have the meanings assigned to them in the Credit Agreement.

ROCKWELL COLLINS, INC.

By:
Name:
Title:

___________________

     * Amount must be $10,000,000 or a larger multiple of $1,000,000.

     ** Not less than one month (LIBOR Auction) or not less than 7 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

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EXHIBIT C

Form of Invitation for Competitive Bid Quotes

To:	[Name of Bank]

Re:	Invitation for Competitive Bid Quotes to Rockwell Collins, Inc. (the “Company”)

     Pursuant to Section 2.03 of the 364-Day Credit Agreement dated as of September 24, 2013 among the Company, the Banks parties thereto and the undersigned, as Agent, we are pleased on behalf of the Company to invite you to submit Competitive Bid Quotes to the Company for the following proposed Competitive Bid Borrowing(s):

Date of Borrowing:

Principal Amount	Interest Period

$

     Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

     Please respond to this invitation by no later than [2:00 P.M.] [9:30 A.M.] (New York City time) on [date].

JPMORGAN CHASE BANK, N.A., as Agent

By:
Authorized Officer

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EXHIBIT D

Form of Competitive Bid Quote

To:	JPMorgan Chase Bank, N.A., as Agent

Re:	Competitive Bid Quote to Rockwell Collins, Inc. (the “Company”)

     In response to your invitation on behalf of the Company dated _____________, ____, we hereby make the following Competitive Bid Quote on the following terms:

1.	Quoting Bank: ________________________________

2.	Person to contact at Quoting Bank: _____________________________

3.	Date of Borrowing: ____________________*

4.	We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal	Interest	Competitive Bid
Amount**	Period***	[Margin]****[Absolute Rate]*****

$

$

[Provided, that the aggregate principal amount of Competitive Bid Loans for which the above offers may be accepted shall not exceed $____________.]*

     We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the 364-Day Credit Agreement dated
____________________

     * As specified in the related Invitation.

     ** Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Bank is willing to lend. Bids must be made for $5,000,000 or a larger multiple of $1,000,000.

     *** Not less than one month or not less than 7 days, as specified in the related Invitation. No more than five bids are permitted for each Interest Period.

     **** Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000 of 1%) and specify whether “PLUS” or “MINUS”.

     ***** Specify rate of interest per annum (to the nearest 1/10,000th of 1%).

D-1

as of September 24, 2013 among the Company, the Banks parties thereto and yourselves, as Agent, irrevocably obligate(s) us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part.

Very truly yours,

[NAME OF BANK]

Dated:	By:
Authorized Officer

D-2

EXHIBIT E

[Reserved]

E-1

EXHIBIT F

[Reserved]

F-1

EXHIBIT G

ASSIGNMENT AND ASSUMPTION AGREEMENT

     AGREEMENT dated as of _________, ____ among [ASSIGNOR] (the “Assignor”), [ASSIGNEE] (the “Assignee”), ROCKWELL COLLINS, INC. (the “Company”) and JPMORGAN CHASE BANK, N.A., as Agent (the “Agent”).

W I T N E S S E T H

     WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the 364-Day Credit Agreement dated as of September 24, 2013 among the Company, the Assignor and the other Banks party thereto, as Banks, and the Agent (as the same may be amended from time to time, the “Credit Agreement”);

     WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Company in an aggregate principal amount at any time outstanding not to exceed $__________;

     WHEREAS, Committed Loans made to the Company by the Assignor under the Credit Agreement in the aggregate principal amount of $__________are outstanding at the date hereof; and

     WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________ (the “Assigned Amount”), together with a corresponding portion of its outstanding Committed Loans, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

     SECTION 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

     SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of its outstanding Committed Loans at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, the Company and the Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount and acquire the rights of the Assignor with respect to a corresponding portion of its outstanding Committed Loans, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

     SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.* It is understood that facility fees accrued to the date hereof are for the account of the Assignor and such fees accruing from and including the date hereof with respect to the Assigned Amount are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

     SECTION 4. Consent of the Company and the Agent. This Agreement is conditioned upon the consent of [the Agent and the Company] pursuant to Section 9.06(c) of the Credit Agreement. The execution of this Agreement by [the Agent and the Company] is evidence of this consent.

     SECTION 5. Note. Pursuant to Section 9.06(c) of the Credit Agreement, the Company agrees, if requested by the Assignee, to execute and deliver a Note payable to the Assignee or its registered assignee to evidence the assignment and assumption provided for herein.

     SECTION 6. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Company, or the validity and enforceability of the obligations of the Company in respect of the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Company.

     SECTION 7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     SECTION 8. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.
____________________

     * Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

[ASSIGNOR]

By:
Title:

[ASSIGNEE]

By:
Title:

JPMORGAN CHASE BANK, N.A., as Agent

By:
Title:

[ROCKWELL COLLINS, INC.]

By:
Title:

EXHIBIT H

DESIGNATION AGREEMENT

dated as of ________________ __, _____

     Reference is made to the 364-Day Credit Agreement dated as of September 24, 2013 (as amended from time to time, the “Credit Agreement”) among Rockwell Collins, Inc., a Delaware corporation (the “Company”), the Banks party thereto and JPMorgan Chase Bank, N.A., as Agent (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

     _________________ (the “Designator”) and ________________ (the “Designee”) agree as follows:

     1. The Designator designates the Designee as its Designated Bank under the Credit Agreement and the Designee accepts such designation.

     2. The Designator makes no representations or warranties and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

     3. The Designee (i) confirms that it is an Eligible Designee; (ii) appoints and authorizes the Designator as its administrative agent and attorney-in-fact and grants the Designator an irrevocable power of attorney to receive payments made for the benefit of the Designee under the Credit Agreement and to deliver and receive all communications and notices under the Credit Agreement, if any, that the Designee is obligated to deliver or has the right to receive thereunder; (iii) acknowledges that the Designator retains the sole right and responsibility to vote under the Credit Agreement, including, without limitation, the right to approve any amendment or waiver of any provision of the Credit Agreement; and (iv) agrees that the Designee shall be bound by all such votes, approvals, amendments and waivers and all other agreements of the Designator pursuant to or in connection with the Credit Agreement, all subject to Section 9.05 of the Credit Agreement.

     4. The Designee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Article 4 or delivered pursuant to Article 5 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement and (ii) agrees that it will, independently and without reliance upon the Agent, the Designator or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action it may be permitted to take under the Credit Agreement.

     5. Following the execution of this Designation Agreement by the Designator and the Designee and the consent hereto by the Company, it will be delivered to the Agent for its consent. This Designation Agreement shall become effective when the Agent consents hereto or on any later date specified on the signature page hereof.

     6. Upon the effectiveness hereof, the Designee shall have the right to make Loans or portions thereof as a Bank pursuant to Section 2.01 or 2.03 of the Credit Agreement and the rights of a Bank related thereto. The making of any such Loans or portions thereof by the Designee shall satisfy the obligations of the Designator under the Credit Agreement to the same extent, and as if, such Loans or portions thereof were made by the Designator.

     7. This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

     IN WITNESS WHEREOF, the parties have caused this Designation Agreement to be executed by their respective officers hereunto duly authorized, as of the date first above written.

Effective Date: ______ __, ____

[NAME OF DESIGNATOR]

By:
Name:
Title:

[NAME OF DESIGNEE]

By:
Name:
Title:

The undersigned consent to the foregoing designation.

ROCKWELL COLLINS, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Agent

By:
Name:
Title: